Exhibit 4.24

Certain information has been omitted from the exhibit because it is both (i) not material and (ii) of the type that the registrant customarily and actually treats as private or confidential. The omissions have been indicated by (“[***]”).

DATE: 6 FEBRUARY 2023

FRAMEWORK AGREEMENT BETWEEN NATIONAL WESTMINSTER BANK PLC AND NATWEST PENSION TRUSTEE LIMITED RELATING TO THE MAIN SECTION OF THE NATWEST GROUP PENSION FUND

CMS Cameron McKenna Nabarro Olswang LLP Cannon Place 78 Cannon Street London EC4N 6AF T +44 20 7367 3000 F +44 20 7367 2000 cms.law

THIS DEED is made on  6 February 2023 between:

(1)	NATIONAL WESTMINSTER BANK PLC (registered number 929027) whose registered office is at 250 Bishopsgate, London, England, EC2M 4AA (the “Principal Employer”); and
(2)	NATWEST PENSION TRUSTEE LIMITED (registered number 2726164) whose registered office is at 250 Bishopsgate, London, England, EC2M 4AA (“NWPTL”) together, the “Parties”.

INTRODUCTION

(A)

The retirement benefits scheme known as the NatWest Group Pension Fund (the “Group Fund”) is governed by a definitive trust deed and rules dated 13 April 2021 (as amended from time to time). NWPTL is the trustee of the Main Section of the Group Fund (the “Main Section”) among others. The Principal Employer is the principal employer of the Group Fund.

(B)

Under a Framework Agreement dated 28 September 2018 between the Principal Employer and NWPTL (among others) (the “2018 Framework Agreement”), the Bank agreed to pay to the Main Section a proportion of any amounts to be distributed to the NatWest Group plc shareholders (ordinary or special dividends or share buy-backs) subject to agreed caps (a “Distribution Linked Contribution”).

(C)

The Principal Employer and NWPTL entered into non-legally binding heads of terms dated 9 January 2023 (the “Heads of Terms”), which described the basis on which the Parties would agree to amend the 2018 Framework Agreement.

(D)	The following documents have been or are to be signed by their respective parties on or around the same date as this Framework Agreement:
a)	Deed of Amendment to the 2018 Framework Agreement (the “Amendment Deed”); and
b)	a revised Schedule of Contributions.
(E)

The Parties anticipate entering into further documents (together with other parties, including in particular, the Reservoir Trustee (as defined at Clause 1 below)) to give effect to the matters described in this Framework Agreement.

(F)

The Parties anticipate that a Distribution Linked Contribution payment of approximately GBP 471,100,000 (the “Anticipated DLC”) will become payable by the Principal Employer to the Main Section in 2023 (or later years) pursuant to the 2018 Framework Agreement as the Principal Employer anticipates that dividends will be paid by NatWest Group plc.

(G)

Given the current funding level of the Main Section, there exists a possibility that the Anticipated DLC could contribute to any trapped surplus which ultimately occurs when the Main Section is eventually wound up.

(H)

NWPTL is actively pursuing a target of buy-in for the Main Section and intends to hold a buffer in excess of any buy-in premium to cover residual risk.  The Parties are proposing certain arrangements, including as set out in this Framework Agreement and the amended 2018 Framework Agreement, which it is intended will (a) reduce the risk or magnitude of any eventual trapped surplus and (b) not materially prejudice the security of member benefits.

OPERATIVE PROVISIONS

1.	INTERPRETATION
1.1	In this Agreement:

2020 Valuation means the actuarial valuation for the Main Section as at 31 December 2020, as required under section 224 of the Pensions Act 2004.

2023 Valuation means the actuarial valuation for the Main Section as at 31 December 2023, as required under section 224 of the Pensions Act 2004.

2023 Valuation Schedule of Contributions means the schedule of contributions to be agreed for the Main Section for the 2023 Valuation, as required under section 227 of the Pensions Act 2004.

AA Section means the AA Section (as defined in the Trust Deed and Rules) of the Group Fund.

Alternative Vehicle means an arrangement entered into between NWPTL and the Principal Employer in place of the Reservoir Trust.

Draft Payment Triggers Agreement means the draft of the Final Payment Triggers Agreement attached at Schedule Two.

Draft RT Deed means the draft deed attached at Schedule One.

Expense Reserve means the sum of the following elements:

(a)	3% of SSL up to GBP 50,000,000, 2% of SSL between GBP 50,000,000 and GBP 100,000,000, and 1% of SSL in excess of GBP 100,000,000; plus
(b)	GBP 1,000 in respect of each Non-Pensioner Member; plus
(c)	in respect of each Main Section Pensioner and each Main Section Ex-Spouse Pensioner:
(i)	GBP 900 where the Member is under age 60;
(ii)	GBP 800 where the Member is age 60 to 69;
(iii)	GBP 600 where the Member is age 70 to 79; and
(iv)	GBP 500 where the Member is age 80 or older,

or such other amount as agreed by the Bank and NWPTL from time to time.

Ex-Spouse Pensioner has the meaning set out in the Trust Deed and Rules.

Final Payment Triggers Agreement means the agreement relating to the Reservoir Trust to be entered into between (at least) NWPTL and the Principal Employer under which the Parties will agree that the absolute beneficial interests from time to time in the Reservoir Trust will be contractually determined.

Future Service Contributions means contributions to the Group Fund in respect of the Future Service Rate.

Future Service Rate means the cost of the benefits accrued from the future service of active members of the Group Fund.

Group Fund means the NatWest Group Pension Fund referred to in Recital (A).

Main Section means the Main Section (as defined in the Trust Deed and Rules) of the Group Fund.

Member has the meaning set out in the Trust Deed and Rules.

Non-Pensioner Member means a Member of the Main Section who is not a Pensioner or an Ex-Spouse Pensioner.

Objective has the meaning given in Clause 4.1.

Pensioner has the meaning set out in the Trust Deed and Rules.

Protection has the meaning given in Clause 3.4.

Reservoir Trust means the NatWest Pension Reservoir Trust to be established by a trust deed as further described in Clause 2, under which amounts otherwise payable to the Main Section are instead held on trust on terms such that amounts may be returned to the Principal Employer or paid to the Main Section in accordance with the Final Payment Triggers Agreement.

Reservoir Trustee means the trustee of the Reservoir Trust from time to time.

Schedule of Contributions means the schedule of contributions in place in respect of the Main Section in force from time to time in accordance with Part 3 of the Pensions Act 2004.

Section 75 Debt means an amount due from the Principal Employer under section 75 of the Pensions Act 1995.

Specific Tax Liabilities has the meaning given in Clause 3.2.

SPV has the meaning given in Clause 4.1.2.

SSL means the value of the liabilities of the Main Section calculated on the SSL Basis.

SSL Basis means the actuarial calculation basis for the Main Section’s technical provisions as defined under the Statement of Funding Principles but using a discount rate of the better (higher) of spot gilt and swap yields at each yearly tenor plus a 0% spread using an RPI inflation assumption of the better (lower) of spot gilt RPI breakeven and swap RPI at each yearly tenor and incorporating a value for expenses calculated in accordance with the Expense Reserve or such other actuarial calculation basis as the Parties may agree from time to time to be the SSL Basis for the purposes of the Payment Triggers Agreement relating to the NatWest Pension Reservoir Trust or Alternative Vehicle.

Statement of Funding Principles means the statement of funding principles in respect of the Main Section in force at the time of the relevant calculation under this Agreement in accordance with Part 3 of the Pensions Act.

Trust Deed and Rules means the definitive trust deed and rules dated 13 April 2021 (as amended from time to time) governing the Group Fund.

2.	RESERVOIR TRUST
2.1

The Parties will enter into the documentation necessary to establish the Reservoir Trust as soon as reasonably practicable after the date of this Framework Agreement, including in particular the deed to establish and govern the Reservoir Trust and the Final Payment Triggers Agreement, and NWPTL will agree that the Principal Employer may pay any amount due under Clause 7 of the 2018 Framework Agreement (as amended by the Amendment Deed) to the Reservoir Trust, provided that:

2.1.1	the deed to establish and govern the Reservoir Trust is substantially in the same form as the Draft RT Deed (amended as described in this Agreement);
2.1.2	the Final Payment Triggers Agreement is substantially in the same form as the Draft Payment Triggers Agreement (amended as described in this Agreement); and
2.1.3	the Principal Employer complies with its obligations under Clause 3 and 4, to the satisfaction of NWPTL (acting reasonably) (but subject to Clause 4.6).
2.2

NWPTL and the Principal Employer will work together in good faith to identify and agree engagement terms with a third party professional trustee who will be appointed as the first Reservoir Trustee. Any replacement as Reservoir Trustee will be appointed in accordance with the terms of the trust deed which governs the Reservoir Trust from time to time.

2.3

The Principal Employer will fund the Reservoir Trust (or procure that the Reservoir Trust is funded) with a payment of £100 on establishment. The Principal Employer will make or procure a further payment to the Reservoir Trust under Clause 7 of the 2018 Framework Agreement, as amended by the Amendment Deed, no later than 90 days after any relevant distribution to shareholders is made by NatWest Group plc, unless the Principal Employer and NWPTL agree a later date.

2.4

Payments will be made from the Reservoir Trust in line with the triggers set out in the Final Payment Triggers Agreement, which shall (subject to any amendments as described in this Agreement) be substantially in the same form as the document attached as Schedule Two.

2.5

The Parties acknowledge that a potential appointee as the initial Reservoir Trustee will wish to review the terms of the Draft RT Deed and the Draft Payment Triggers Agreement and that, as a consequence of such review, it may be necessary or desirable to make changes to the terms of either or both documents prior to them being finalised and executed. The Principal Employer acknowledges that such changes may include providing an employer indemnity or other protection to the Reservoir Trustee. The Parties will cooperate with each other (and with the potential appointee) to identify and agree the terms of such changes in a timely manner.

2.6

The Principal Employer acknowledges that NWPTL would like the Reservoir Trustee to be permitted to invest in sterling denominated cash funds. The Principal Employer will consider prior to the establishment of the Reservoir Trust whether, and to what extent, it would be consistent with the Principal Employer’s legal and regulatory obligations to allow this (with a view to any appropriate language being included in the final version of the trust deed governing the Reservoir Trust).

3.	TAX MATTERS
3.1

The Parties confirm that their expectation is that the Reservoir Trust will be treated as a “bare trust” for tax purposes, and that in consequence no tax charge will arise against the assets while held within the Reservoir Trust or against NWPTL in relation to any income or gains arising on the assets held within the Reservoir Trust or will apply to any payments from the Reservoir Trust to the Main Section.

3.2	The Principal Employer acknowledges that if HMRC does not accept that the Reservoir Trust is a bare trust or potentially otherwise:
3.2.1	the assets of the Reservoir Trust may be subject to a tax charge against the Reservoir Trustee;

3.2.2	the income and gains arising on the assets of the Reservoir Trust may be subject to a tax charge against the Reservoir Trustee or NWPTL ;
3.2.3	any transfer of beneficial interest in the Reservoir Trust to NWPTL may be subject to a tax charge against NWPTL or against the Reservoir Trustee;
3.2.4	any payments from the Reservoir Trust to the Main Section may be subject to a tax charge against NWPTL or a requirement for the Reservoir Trustee to withhold tax; and/or
3.2.5	any payment from the Principal Employer to the Reservoir Trust may be subject to a requirement to withhold tax,

(such charges or requirements are referred to in this Clause 3 as the “Specific Tax Liabilities”).

3.3

NWPTL has requested that the Principal Employer provide an indemnity in favour of each of NWPTL and the Reservoir Trustee in respect of the Specific Tax Liabilities and certain other potential tax charges and that it agrees to “gross up” for certain tax liabilities.

3.4

The Principal Employer agrees to use reasonable endeavours to procure that, at or before the date of establishment of the Reservoir Trust, provision is put in place to protect (to the satisfaction of NWPTL, acting reasonably) against the Specific Tax Liabilities in the event that such Specific Tax Liabilities arise in the future (the “Protection”).

3.5

The Protection may, without limitation, take the form of any or all of an indemnity, agreement to gross up, or other agreement to reimburse the Reservoir Trustee or NWPTL (as appropriate) and may be included in any or all of the deed to establish and govern the Reservoir Trust, the Final Payment Triggers Agreement or one or more separate documents.  The aggregate limit on all claims under such Protection (whether made by NWPTL or the Reservoir Trustee) will initially be £471.1m. The Principal Employer may only pay further amounts into the Reservoir Trust (other than amounts in satisfaction of any tax indemnity or gross up obligation under the Protection) if either this cap is increased by such further amounts or NWPTL otherwise agrees to the payment (such agreement not to be unreasonably withheld). The Protection will be subject to provisions to apply in the event that the existence or amount of any tax liability is disputed (whether as between the Parties, or by the Reservoir Trustee or by HMRC).

3.6

The Principal Employer will also consider in good faith any requests for further protection against tax liabilities from NWPTL or the Reservoir Trustee made prior to the establishment of the Reservoir Trust.

3.7

If it does not prove possible to implement the provisions of this Clause 3 to the satisfaction of NWPTL (acting reasonably), it is acknowledged that the Reservoir Trust will not come into effect and any payments due under Clause 7 of the 2018 Framework Agreement, as amended by the Amendment Deed, will instead be payable into the Main Section, unless NWPTL agrees otherwise. NWPTL will, if the Principal Employer requests, consider in good faith any proposal for an Alternative Vehicle.

4.	INSOLVENCY OF THE PRINCIPAL EMPLOYER
4.1

NWPTL has requested that the Principal Employer agree to arrangements intended to have the effect that in the event that (i) a Section 75 debt becomes due to the Main Section from the Principal Employer by reason of its insolvency, or (ii) where the termination and winding up of the Main Section has commenced other than by reason of the Principal Employer’s insolvency, and the Principal Employer subsequently becomes insolvent prior to any Section 75 Debt becoming due by reason of the commencement of winding up of the Main Section, NWPTL has access to the assets of the Reservoir Trust in satisfaction of part or all of such Section 75 Debt (the Objective). NWPTL has made two outline proposals namely:

4.1.1

that (i) in the event of certain covenant related events of the Principal Employer, the Principal Employer’s beneficial interest under the Reservoir Trust (up to a maximum of the estimated Section 75 Debt) is transferred to NWPTL, with NWPTL then being entitled to a payment equal to that estimated Section 75 Debt from the assets of the Reservoir Trust, and (ii) the Principal Employer enters into a first ranking charge over its beneficial interest under the Reservoir Trust in favour of NWPTL as security for any Section 75 Debt which is due from the Principal Employer; or

4.1.2

that the Principal Employer establishes a special purpose vehicle (“SPV”) which will hold the beneficial interest in the Reservoir Trust (in place of the Principal Employer) and which grants a first ranking fixed charge over that beneficial interest in favour of NWPTL as security for any Section 75 Debt which arises on the insolvency of the Principal Employer.

4.2

The Principal Employer agrees that it will use reasonable endeavours to put in place arrangements with effect from establishment of the Reservoir Trust intended to achieve the Objective. At the date of this Framework Agreement, the Principal Employer is exploring what arrangements may be acceptable to it in this respect, having regard in particular to its legal and regulatory obligations and its capital management arrangements.

4.3

The Principal Employer confirms that its current preference is an arrangement similar to that referred to in Clause 4.1.2 (but it does not hereby commit to such an arrangement). However, the Principal Employer agrees that the arrangements put in place will, to the satisfaction of NWPTL (acting reasonably):

4.3.1

in the event that any Section 75 Debt becomes due to the Main Section from the Principal Employer by reason of its insolvency (or by reason of the winding up of the Main Section, where the Principal Employer becomes insolvent after winding up has commenced but before any Section 75 Debt arising by reason of such winding up becomes due), enable NWPTL to have recourse to the assets of the Reservoir Trust in satisfaction of part or all of such Section 75 Debt;

4.3.2	prevent the Principal Employer or the special purpose vehicle from amending the arrangements in a way which materially adversely affects NWPTL’s position without NWPTL’s prior written consent; and
4.3.3	if arrangements are implemented as described in Clause 4.1.2:
(a)

provide that the SPV would be a newly-incorporated company, established under the laws of England & Wales, wholly-owned by the Principal Employer, or by such other entity or entities in the same NatWest group of companies as the Principal Employer, after consulting NWPTL, decides;

(b)

include customary arrangements in order that the SPV is ‘bankruptcy remote’ for the duration of the Reservoir Trust, which would include without limitation, restrictions on the SPV undertaking any other business or trade or incurring any financial indebtedness;

(c)	provide that the charge in favour of NWPTL will be in the form of a first ranking fixed charge as security for the Principal Employer’s Section 75 Debt arising on its insolvency; and
4.3.4

if arrangements are implemented as described in Clause 4.1.1, any triggers for the switch in beneficial ownership will precede any “relevant event” of the Principal Employer as defined for the purposes of section 75 of the Pensions Act 1995 (with the specific triggers to be agreed between the Parties prior to establishment of the Reservoir Trust).

For the avoidance of doubt, nothing in this Clause 4.3 prevents the Principal Employer from implementing arrangements which are different to either of those described at Clause 4.1, provided those different arrangements are acceptable to NWPTL (acting reasonably).

4.4

The Parties acknowledge that, in order to accommodate the arrangements described at Clause 4.3, it may be necessary or desirable to amend the terms of any or all of this Framework Agreement, the Draft Payment Triggers Agreement or the Draft RT Deed or to adopt such other documents (including a fixed charge) as are necessary to implement the relevant arrangements. The Parties will cooperate with each other (and with the Reservoir Trustee as appropriate) to identify and agree the terms of such changes and/or documents in a timely manner. Without limitation, in the event that an arrangement as described at Clause 4.1.2 is put in place, the Parties expect that it will be necessary to amend the Draft Payment Triggers Agreement and the Draft RT Deed to provide that the SPV (rather than the Principal Employer) is a beneficiary under the Reservoir Trust and to facilitate payments from the Reservoir Trust to the SPV (rather than to the Principal Employer).

4.5

The Parties acknowledge that as at the date of this Framework Agreement, the Principal Employer has not been able to complete its processes to obtain the required internal approvals to put in place arrangements as described at Clause 4.3. The Parties also acknowledge that, in considering what arrangements may be appropriate for the purposes of achieving the Objective, the Principal Employer will need to consider the tax implications, in particular (but without limitation), with a view to ensuring the tax deductibility of any payment from the Reservoir Trust to the Main Section and that the Principal Employer has not been able to do so as at the date of this Framework Agreement.

4.6

If, despite the Principal Employer’s reasonable endeavours, it is unable to obtain approval to arrangements as described at Clause 4.3 (whether by reason of tax issues as described above or otherwise), it will promptly notify NWPTL. The Principal Employer acknowledges that neither it nor NWPTL will be obliged under Clause 2.1 to establish the Reservoir Trust in those circumstances. The Parties will, however, work together in good faith to identify and implement changes to the Reservoir Trust or an Alternative Vehicle which either is consistent (allowing for any differences of structure) with Clause 4.3 or which otherwise is intended to achieve the Objective. If it does not prove possible to do so within a reasonable period, it is acknowledged that the Reservoir Trust will not come into effect and any payments due under Clause 7 of the 2018 Framework Agreement, as amended by the Amendment Deed, will instead be payable into the Main Section (unless NWPTL agrees otherwise).

4.7	In this Clause 4, “insolvency” means a “relevant event” as defined for the purposes of Section 75 of the Pensions Act 1995 (and reference to NWB “becoming insolvent” shall be read accordingly).

4.8

The Parties acknowledge that if a structure involving establishment of an SPV is adopted for the purposes of this Clause 4, it will be necessary to review the scope of the Protection to ensure it remains appropriate to that structure.

5.	ALTERNATIVE VEHICLE
5.1

If either Party notifies the other (whether before, at or after the establishment of the Reservoir Trust) that it no longer believes the Reservoir Trust to be the appropriate vehicle to hold Distribution Linked Contributions (including, without limitation, if it would result in adverse tax or regulatory consequences for the Principal Employer or NWPTL or the Reservoir Trustee as a result of a change in law or of the practice or guidance of any relevant regulatory body), the Parties will cooperatively work together to identify amendments to the Reservoir Trust to mitigate such consequences or to terminate the Reservoir Trust and establish an Alternative Vehicle which is as similar as practicable to that described in the Heads of Terms and which gives effect to the Principal Employer’s obligations under Clauses 3 and 4.

6.	AGREED PRINCIPLES
6.1

The Principal Employer acknowledges that NWPTL cannot fetter the exercise of its powers and discretions in a way which would be inconsistent with its fiduciary duties and legislation, and this Clause 6 shall be subject to that principle.  To the extent that any action, obligation or approach under this Clause 6 fetters NWPTL’s exercise of its powers and discretions or would otherwise be inconsistent with its fiduciary duties and legislation, it falls away.

Future Service Contributions

6.2

Future Service Contributions shall continue to be paid into the Main Section as agreed at the 2020 Valuation until the date when the 2023 Valuation Schedule of Contributions takes effect. Future Service Contributions shall be reviewed as part of the 2023 Valuation process.

6.3	[***]

2023 valuation

6.4	[***]
6.5	[***]
6.5.1	[***]
6.5.2	[***]
6.5.3	[***]
6.5.4	[***]
6.5.5	[***]
6.5.6	[***]
6.6	[***]

Buy-in arrangements

6.7	[***]

Investment risk appetite

6.8	[***]

6.9	[***]
6.10	[***]

Factor review

6.11	[***]
7.	AMENDMENTS AND THIRD PARTY RIGHTS
7.1	This Framework Agreement may be amended by written agreement between the Parties.
7.2

A person who is not a party to this Framework Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999, but this shall not affect any right or remedy of a third party which exists or is available apart from that Act.

8.	JURISDICTION
8.1	This Framework Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by English law.
8.2

The English courts have exclusive jurisdiction to settle any dispute arising out of, relating to or having any connection with this Framework Agreement, and any dispute relating to non-contractual obligations arising out of or in connection with it and each party submits to the exclusive jurisdiction of the English courts.  For the purpose of this Clause 8, each party waives any objection to the English courts on the groups that they are an inconvenient or inappropriate forum to settle any dispute.

This Deed may be executed in any number of counterparts which taken together shall constitute one document, and any party may execute this Deed by signing any one or more of such counterparts.

The parties have executed this document as a deed on the date set out above.

Executed as a deed by	)
NATIONAL WESTMINSTER BANK PLC	)	/s/ Katie Murray
on being signed by Katie Murray, a director in the presence of:	) )
/s/ Kirsty Byram
Signature of Witness
Full name: Kirsty Byram
Address: 250 Bishopsgate
London
EC2M 4AA

Executed as a deed by		)
NATWEST PENSION TRUSTEE LIMITED		)	/s/ Joanna Matthews
on being signed by:		)	Director
	Joanna Matthews	)
and	Wendy Tavendale	)	/s/ Wendy Tavendale
Director/Secretary

SCHEDULE ONE: DRAFT RT DEED

TRUST DEED NATWEST PENSION RESERVOIR TRUST
DATED
[ ] as Trustee and NATIONAL WESTMINSTER BANK PLC and NATWEST PENSION TRUSTEE LIMITED as Beneficiaries

Allen & Overy LLP

THIS TRUST DEED is made on [DATE]

BETWEEN:

(1)	[●] registered in England with company number [●] whose registered office is at [●] (as the Reservoir Trustee);
(2)	NATIONAL WESTMINSTER BANK PLC registered in England with company number 929027 whose registered office is at 250 Bishopsgate, London, England, EC2M 4AA (the Bank); and
(3)	NATWEST PENSION TRUSTEE LIMITED registered in England with company number 2726164 whose registered office is at 250 Bishopsgate, London, England, EC2M 4AA (NWPTL).

WHEREAS:

(A)	This trust shall be known as the NatWest Pension Reservoir Trust.
(B)

The retirement benefits scheme known as the NatWest Group Pension Fund (the Group Fund) is governed by a definitive trust deed and rules dated 13 April 2021 (as amended from time to time). NWPTL is the trustee of the Main Section of the Group Fund (the Main Section) among others. The Bank is the principal employer of the Group Fund.

(C)

Under a Framework Agreement dated 28 September 2018 between the Bank and NWPTL (among others) (the Framework Agreement) the Bank agreed to pay to the Main Section a proportion of any amounts to be distributed to the National Westminster Group plc shareholders (ordinary or special dividends or share buy-backs) subject to agreed caps (a Distribution Linked Contribution).

(D)

The Bank and NWPTL anticipate that a Distribution Linked Contribution of approximately up to GBP 471,100,000 will become payable to the Main Section in 2023. The Bank and NWPTL have amended the Framework Agreement such that such Distribution Linked Contribution (or any other Distribution Linked Contributions payable in the future which fall under the terms of the Framework Agreement) will instead be payable to the Reservoir Trustee to be held in accordance with this Trust Deed.

(E)

The Bank shall pay a nominal cash sum of GBP 100 to the Reservoir Trustee to establish the NatWest Pension Reservoir Trust. Such payment shall be made as soon as practicable after execution of this Trust Deed.

(F)

The Bank entered into a Payment Triggers Agreement with NWPTL on [●], a copy of which is attached at Schedule 1 (the Payment Triggers Agreement) under which the Bank and NWPTL have agreed that their respective absolute beneficial interests from time to time in the NatWest Pension Reservoir Trust will be contractually determined.

(G)

The Reservoir Trustee is entering into this Trust Deed in its capacity as trustee of the trusts constituted by this Trust Deed. The Beneficiaries (as defined below) direct the Reservoir Trustee that the beneficial interests under the NatWest Pension Reservoir Trust and payments to the Beneficiaries from the NatWest Pension Reservoir Trust will be determined in accordance with this Trust Deed and the terms of the Payment Triggers Agreement.

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NOW THIS DEED WITNESSES AS FOLLOWS:

1.	INTERPRETATION
1.1	Definitions in this Trust Deed:

Bank Share means a beneficial interest in 100% of the Trust Property less the NWPTL Share from time to time;

Beneficiaries means:

(a)	the Bank; and
(b)	NWPTL,

and Beneficiary means any one of the Beneficiaries;

Instruction means an instruction from the Beneficiaries to the Reservoir Trustee relating to the allocation of the beneficial interest in the Trust Property and/or the payment out of the Trust Property, such instruction being in the form contained in Appendix 2 to the Payment Triggers Agreement and signed by one or both of the Beneficiaries;

NWPTL Share means a beneficial interest in the Trust Property from time to time pursuant to any transfer made under the Payment Triggers Agreement and as recorded in an Instruction;

Trust Account means [●]; and

Trust Property means the assets of the trust constituted by this Trust Deed as are held by the Reservoir Trustee from time to time, including the amount of any Distribution Linked Contributions paid to the Reservoir Trustee together with the GBP 100 nominal cash sum paid by the Bank to establish the NatWest Pension Reservoir Trust and such other amounts as the Bank and NWPTL may agree shall be paid to the Reservoir Trustee including the income arising on the Trust Property less any deductions or payments permitted by the terms of this Trust Deed.

1.2	Construction
(a)	Capitalised terms defined in the Payment Triggers Agreement have, unless they are expressly defined in this Trust Deed, the same meaning in this Trust Deed.
(b)	Unless a contrary indication appears, any reference in this Trust Deed to:
(i)	Reservoir Trustee or NWPTL shall be construed so as to include its successors in title, permitted assigns and permitted transferees and to, or of, its rights and/or obligations under this Trust Deed;
(ii)

a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(iii)	assets includes present and future properties, revenues and rights of every description;
(iv)	any agreement or instrument is a reference to that agreement or instrument as amended, novated, supplemented, extended or restated; and
(v)	a provision of law is a reference to that provision as amended or re-enacted.

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2.	DECLARATION OF TRUST
(a)

This Trust Deed (including, without limitation, the declaration of trust set out in this Clause 2) shall come into effect upon receipt by the Reservoir Trustee of a nominal cash sum of GBP 100 paid by the Bank.

(b)	The Reservoir Trustee hereby declares that it will hold the Trust Property with and subject to all the trusts, powers and provisions of this Trust Deed as follows:
(i)	as to the Bank Share on trust for the Bank absolutely; and
(ii)	as to the NWPTL Share on trust for NWPTL absolutely.
3.	COVENANTS CONCERNING THE TRUST PROPERTY

3.1Affirmative Covenants

The Beneficiaries direct the Reservoir Trustee and the Reservoir Trustee covenants with the Beneficiaries that until the termination and winding up of the NatWest Pension Reservoir Trust it shall:

(a)	perform its obligations in respect of the Trust Property as described in this Trust Deed; and
(b)	not otherwise assign, transfer or otherwise dispose of any interest, legal or equitable, in respect of the Trust Property without the prior written consent of the Beneficiaries.
3.2	Negative Covenant

The Reservoir Trustee covenants and undertakes that it shall not act in breach of this Trust Deed or outside its capacity or outside the authorities set out in this Trust Deed, without the prior written consent of the Beneficiaries.

3.3	Information

The Reservoir Trustee undertakes in favour of the Beneficiaries that it will provide to the Beneficiaries, as soon as reasonably practicable, any information, reports and other documents which it receives or produces relating to the holding of the Trust Property (including the assets held and any income or other profits in respect of the assets and the costs and expenses of operating the trust) if so requested by the Beneficiaries or any one of them.

3.4	Conflicts of Interest

The Reservoir Trustee shall, as regards all the powers, trusts, authorities and duties vested in it under this Trust Deed, except where expressly provided otherwise, have regard exclusively to the interests of the Beneficiaries insofar as they relate to the Trust Property.

4.	NWPTL SHARE

On receipt by the Reservoir Trustee of a signed Instruction which records the transfer to the NWPTL Share of an amount of the beneficial interest in the Trust Property equal to the sum stated in the Instruction, the allocation of the Bank Share and/or the NWPTL Share shall be adjusted to reflect that transfer.

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5.	PAYMENT MECHANISM
(a)

It may be that an Instruction issued by the Beneficiaries in accordance with the Payment Triggers Agreement directs the Reservoir Trustee to make a payment out of the Trust Property (in respect of the Bank Share or NWPTL Share as appropriate) to the Bank or NWPTL. If so, the Reservoir Trustee undertakes to make such a payment as directed as soon as reasonably practicable.

(b)	If a payment is made in accordance with this Clause 5, the allocation of the Trust Property attributable to the Bank Share and/or the NWPTL Share shall be adjusted to reflect the payment made.
(c)

The Beneficiaries each covenant that they will not direct the Reservoir Trustee to make a payment out of the Trust Property (in respect of the Bank Share or NWPTL Share as appropriate) otherwise than in accordance with the Payment Triggers Agreement.

(d)	Any payment out of the Trust Property will be in cash or, with the agreement of the Beneficiaries, in whole or part through the transfer of Trust Property to the applicable Beneficiary.
6.	TAX INDEMNITY

[Note: wording to be added, where appropriate, to reflect clause 3 of the Framework Agreement.]

7.	TERMINATION

The trust constituted by this Trust Deed shall terminate when all Trust Property has been distributed by the Reservoir Trustee in accordance with this Trust Deed unless otherwise agreed by the Bank and NWPTL.

8.	TRUST ACCOUNT
(a)

The Trust Account will be maintained exclusively for the purposes of receiving, holding and making payments under the provisions of this Trust Deed. The Reservoir Trustee shall not open, close or amend the terms of any Trust Account without the prior consent of the Beneficiaries.

(b)

The Reservoir Trustee shall give notice to the provider of the Trust Account or of any other account operated by the Reservoir Trustee for the purposes of holding Trust Property to inform them that the assets held in that account are subject to the trusts under this Trust Deed.

9.	NO DELEGATION

The Reservoir Trustee shall not appoint any agent, attorney or other delegate having power to act in respect of the Trust Property without the prior written consent of the Bank and NWPTL (where such consent is not to be unreasonably withheld).

10.	POWERS OF INVESTMENT
(a)

The Trust Property shall be invested only in sterling denominated gilt-edged securities and sterling cash, unless the Reservoir Trustee is otherwise jointly directed by the Bank and NWPTL. Subject to that restriction, NWPTL and the Reservoir Trustee agree that the Reservoir Trustee shall invest the Trust Property in such manner as is directed by NWPTL from time to time.

(b)

The Reservoir Trustee shall otherwise have no powers of investment with respect to the Trust Property or to amounts credited to the Trust Account. Neither the Trustee Act 2000 nor any other provision relating to trustee powers of investment implied by statute or general law shall apply to the Trust Property and, for the avoidance of doubt, the statutory power to accumulate income conferred on trustees by section 31 of the Trustee Act 1925 is expressly excluded.

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11.	OTHER PROVISIONS REGARDING RESERVOIR TRUSTEE
11.1	No action to impair Trust Property

The Reservoir Trustee shall take no action reasonably likely to impair the interests of the Beneficiaries in any Trust Property now existing or hereafter created or to impair the value of any asset subject to the trust.

11.2	Litigation

The Reservoir Trustee may not prosecute or defend any legal or other proceedings anywhere in the world at the cost of the Trust Property unless otherwise directed by both the Bank and NWPTL.

11.3	Duty to Keep Records and Provide Accounts

The Reservoir Trustee shall maintain or cause to be maintained proper books of account in respect of its duties as trustee under this Trust Deed and shall maintain or cause to be maintained proper records of any assets held by it, any calculations performed by it, all amounts received by it and all payments made by it in such capacity.

11.4	No Implied Duties

The duties and obligations of the Reservoir Trustee in its capacity as such shall be determined solely by the express provisions of this Trust Deed and the directions of the Beneficiaries in accordance with the Payment Triggers Agreement. The Reservoir Trustee shall not be liable under this Trust Deed except for the performance of such duties and obligations as are specifically set out in this Trust Deed.  No implied covenants or obligations shall be read into this Trust Deed against the Reservoir Trustee, and the permissible right of the Reservoir Trustee to do things set out in this Trust Deed shall not be construed as a duty.  The Reservoir Trustee has no rights, powers or obligations under the Payment Triggers Agreement.

11.5	[No Liability

The Reservoir Trustee shall not be liable to the Beneficiaries, in the absence of wilful default, negligence or breach of the terms of this Trust Deed, in respect of any loss or damage which arises out of the exercise or attempted or purported exercise or failure to exercise any of its powers or duties.]

11.6	[Indemnity

[Trustee protection provisions (11.5 and 11.6) to be reviewed as part of Reservoir Trustee appointment process.]]

12.	RESIGNATION AND REPLACEMENT OF RESERVOIR TRUSTEE
12.1	Appointment and/or replacement of new Reservoir Trustee

The Bank and NWPTL may jointly by deed appoint a new Reservoir Trustee or replace an existing Reservoir Trustee with a new Reservoir Trustee.

The Bank and NWPTL agree that [●] is the first Reservoir Trustee.

No Beneficiary shall at any time otherwise remove or purport to remove and/or replace the Reservoir Trustee as trustee of the trusts set out in this Trust Deed except as agreed in writing by the other Beneficiary.

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12.2	Resignation of Reservoir Trustee

It may be that the Reservoir Trustee from time to time is unwilling or unable to continue to act as the Reservoir Trustee. If so, the Reservoir Trustee may resign as Reservoir Trustee by serving at least three months’ written notice to the Bank and NWPTL to that effect (or such shorter period as the Beneficiaries may agree). The Reservoir Trustee so resigning shall be deemed to have resigned on the expiry of the period of notice specified in the written notice or such earlier date as the Bank and NWPTL may determine. Upon the resignation of the Reservoir Trustee pursuant to this Clause 12.2, the Beneficiaries shall appoint a successor trustee under Clause 12.1.

The Reservoir Trustee shall have no power to retire or appoint any additional trustee under the Trustee Act 1925 or otherwise.

13.	COSTS AND EXPENSES OF THE RESERVOIR TRUSTEE
(a)	The Reservoir Trustee shall be entitled to charge and be remunerated for the work undertaken by it as trustee of the trusts created by this Trust Deed.
(b)	The Reservoir Trustee shall be entitled to recover any of its reasonable costs, fees and expenses (including any taxes) from the Trust Property.
14.	CHARGE ON ASSETS

The Reservoir Trustee may not mortgage, charge, pledge or give any right of recourse against all or part of the Trust Property without the prior written agreement of the Beneficiaries.

15.	NO PARTNERSHIP OR AGENCY

Nothing in this Trust Deed shall be taken to constitute or create a partnership between any of the parties to this Trust Deed or make or appoint the Beneficiaries the agent of the Reservoir Trustee (or vice versa).

16.	FURTHER ASSURANCES

The parties agree that they will co-operate fully to do all such further acts and things and execute any further documents as may be necessary or desirable to give full effect to the arrangements contemplated by this Trust Deed.

17.	VARIATION

Any variation of this Trust Deed shall not be binding on the parties unless set out in writing, expressed to vary this Trust Deed, and signed by authorised representatives of each of the Beneficiaries.

The Beneficiaries undertake to give notice of any such variation to the Reservoir Trustee. In the event of the Reservoir Trustee objecting to any such variation, the variation shall not take effect until four months after the date the notice is given to the Reservoir Trustee or such earlier date on which the resignation of the Reservoir Trustee under Clause 12.2 takes effect.

If any party or parties notify the other parties or party that any proposed amendment is required by reason of legal or regulatory requirements applicable to it, the other party or parties will not unreasonably withhold or delay consent to such amendment.

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18.	ENTIRE AGREEMENT

This Trust Deed contains a final and complete integration of all prior expressions by the parties with respect to the trusts constituted by this Trust Deed and, together with the Payment Triggers Agreement and [Note: refer to other relevant documents as necessary] constitutes the entire agreement between the parties with respect to those trusts.

19.	COUNTERPARTS

This Trust Deed may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and any party (including any duly authorised representative of a party) may enter into this Trust Deed by executing a counterpart.

20.	SEVERABILITY

Where any provision in or obligation under this Trust Deed shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations under this Trust Deed, or of such provision or obligation in any other jurisdiction, shall not be affected or impaired thereby.

21.	EXCLUSION OF THIRD PARTY RIGHTS

A person who is not a party to this Trust Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999, but this shall not affect any right or remedy of a third party which exists or is available apart from that Act.

22.	GOVERNING LAW AND SUBMISSION TO JURISDICTION
(a)	This Trust Deed and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, the laws of England and Wales.
(b)

Each party agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute (including, without limitation, claims for set-off and counterclaim) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by or pursuant to this Trust Deed, and for such purposes irrevocably submits to the jurisdiction of the courts of England and Wales.

(c)	Each of the parties:
(i)

waives any objection to the choice of or submission to the courts of England and Wales on the grounds of forum non conveniens or otherwise as regards proceedings in connection with this Trust Deed; and

(ii)

agrees that a judgment, declaration or order (whether interim or final) of a court of England or Wales is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

23.	EXCLUSION OF TRUSTEE ACT 2000

The Trustee Act 2000 is hereby excluded to the maximum extent permissible, to the intent that it shall not apply to the trusts constituted by this Trust Deed and that the parties shall be in the same position as they would be had that Act not come into force.

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24.	NOTICES
24.1	Notice in writing

Any notice or other communication to be given under this Trust Deed must be in writing, which includes electronic mail (subject to Clause 24.2 below) and may be delivered or sent by post or electronic mail to the party to be served at its address appearing in this Trust Deed as follows, or in case of notice by electronic mail, in accordance with Clause 24.2 below:

(a)	to the Reservoir Trustee at:	(b) to the Bank at:	(c) to NWPTL at:

[●]		RBS Gogarburn, Edinburgh EH12 1HQ	RBS Gogarburn, Edinburgh EH12 1HQ

		Attention: Mark Chadwick, Head of Benefits, Pensions and Wellbeing, NatWest Group	Attention: Wendy Tavendale, Scheme Secretary, NatWest Group Pension Fund

or at such other address as a party may have notified to the other parties in accordance with this Clause 24.  Any notice or other document sent by post shall be sent by prepaid first class recorded delivery post.

24.2	Notice by electronic mail

Notices under this Trust Deed may be sent to a party by use of electronic mail (e- mail).  E-mail notices shall be sent:

(a)	to the Reservoir Trustee at:	(b)	to the Bank at:	(c)	to NWPTL at:

[●]		E-mail: [***]		E-mail: [***]

or at such other e-mail address as a party may have notified to the other parties in accordance with this Clause 24.

24.3	Deemed notice

Any notice or other formal communication shall be deemed to have been given:

(a)	if delivered, at the time of delivery; or
(b)	if posted, at 10.00 a.m. on the second Business Day after it was put into the post; or
(c)	if sent by e-mail, upon the generation of a receipt notice by the recipient’s server or, if such notice is not so generated, upon delivery to the recipient’s server.

In proving service of a notice or other formal communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted either by prepaid first class recorded delivery post or by prepaid airmail, or (as the case may be) that the e-mail was properly addressed and transmitted by the sender’s server into the network and there was no apparent error in the operation of the sender’s e-mail system.

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24.4	Proceedings

This Clause 24 shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this Trust Deed.

IN WITNESS of which this Trust Deed has been executed by the parties hereto as a deed which has been delivered on the date first appearing on page one.

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SIGNATORIES

EXECUTED as a deed by [●] as Reservoir Trustee acting by two directors or a director and its secretary	) ) ) ) ) ) ) ) )	……………………………………………….. Director ……………………………………………….. Director/Secretary

EXECUTED as a deed for and on behalf of NATIONAL WESTMINSTER BANK PLC	) ) )
by ____________________________ acting	)	………………………………………………..
under a power of attorney in their	)	Attorney for National Westminster Bank plc
favour dated ______________________
in the presence of:	)

Witness’s Signature: ………………………
Name of witness: ………………………
Address: ………………………………
Occupation: ……………………………

EXECUTED as a deed by NATWEST	)
PENSION TRUSTEE LIMITED acting by	)
two directors or a director and	)	………………………………………………..
its secretary	)	Director
)
)
	)	………………………………………………..
	)	Director/Secretary

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SCHEDULE 1

PAYMENT TRIGGERS AGREEMENT

13

SCHEDULE TWO: DRAFT PAYMENT TRIGGERS AGREEMENT

PAYMENT TRIGGERS AGREEMENT relating to the NATWEST PENSION RESERVOIR TRUST
DATED [ ]
NATIONAL WESTMINSTER BANK PLC and NATWEST PENSION TRUSTEE LIMITED

Allen & Overy LLP

THIS AGREEMENT is made by way of deed on 2023

BETWEEN:

(4)	NATIONAL WESTMINSTER BANK PLC (registered number 929027) whose registered office is at 250 Bishopsgate, London, England, EC2M 4AA (the Bank); and
(5)	NATWEST PENSION TRUSTEE LIMITED (registered number 2726164) whose registered office is at 250 Bishopsgate, London, England, EC2M 4AA (NWPTL).

WHEREAS:

(H)

The retirement benefits scheme known as the NatWest Group Pension Fund is governed by a definitive trust deed and rules dated 13 April 2021 (as amended from time to time). NWPTL is the trustee of the Main Section of the Group Fund among others. The Bank is the principal employer of the Group Fund.

(I)

Under a Framework Agreement dated 28 September 2018 between the Bank and NWPTL (among others) (the Framework Agreement) the Bank agreed to pay to the Main Section a proportion of any amounts to be distributed to the NatWest Group plc shareholders (ordinary or special dividends or share buy-backs) subject to agreed caps (a Distribution Linked Contribution).

(J)

The Bank and NWPTL anticipate that a Distribution Linked Contribution of approximately up to GBP 471,100,000 will become payable to the Main Section in 2023. The Bank and NWPTL have amended the Framework Agreement such that the Distribution Linked Contribution (or any other Distribution Linked Contributions payable in the future which fall under the terms of the Framework Agreement) will instead be payable to the trustee of the NatWest Pension Reservoir Trust to be established following the date of this Agreement to be held in accordance with the trust deed of the NatWest Pension Reservoir Trust and this Agreement.

(K)

As soon as reasonably practicable after appointment of the Reservoir Trustee and execution of the trust deed of the NatWest Pension Reservoir Trust, the Bank will pay a nominal cash sum of GBP 100 to the Reservoir Trustee to establish the NatWest Pension Reservoir Trust.

(L)

The Bank is entering into this Agreement with NWPTL (the Payment Triggers Agreement) under which the parties have agreed that their respective absolute beneficial interests from time to time in the NatWest Pension Reservoir Trust and payments out of it will be contractually determined.

(M)	It is the intention of the parties that this Payment Triggers Agreement be executed as a deed.

THIS DEED WITNESSES as follows:

1.	INTERPRETATION
1.1	In this Agreement:

Agreed Person has the meaning set out in Clause 6.12(b);

Annual Accounts means the audited accounts for the Main Section as required under Section 41 of the Pensions Act 1995 and as included in an annual report in respect of the Group Fund prepared in accordance with the Occupational and Personal Pension Schemes (Disclosure of Information) Regulations 2013;

APeCs has the meaning set out in the Rules;

Bank Final Payment means an amount equal to the lower of:

(a)	the minimum amount by which the RTA must be reduced such that the Bank Final Trigger would no longer be satisfied as at the Final Test Date had the payment been made on that date; and
(b)	the RTA at the relevant Payment Date;

Bank Final Trigger has the meaning set out in Clause 6;

Bank Payment means an amount equal to the lower of:

(a)	the minimum amount by which the RTA must be reduced such that the Bank Trigger would no longer be satisfied as at the relevant Test Date had the payment been made on that date; and
(b)	the RTA at the relevant Payment Date;

Bank Share means a beneficial interest in 100% of the Trust Property less the NWPTL Share from time to time as determined by this Payment Triggers Agreement;

Bank Trigger has the meaning set out in Clause 3;

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in London for normal business;

BuyinA means the asset value of all Buy-in Contracts held by NWPTL in respect of the Main Section (if any), which will be valued in a manner consistent with the value placed on BuyinL;

BuyinL means the value of the liabilities of the Main Section using (as appropriate and unless NWPTL, after consulting with the Bank, instructs otherwise) roll-forward estimates from the most recently competed actuarial valuation of the Group Fund under Part 3 of the Pensions Act 2004 covered by all Buy-in Contracts held by NWPTL in respect of the Main Section (if any) as valued by the Scheme Actuary on the SSL Basis, but excluding for this purpose any value for expenses calculated in accordance with the Expense Reserve in relation to those liabilities;

Buy-in Buffer means the buy-in buffer used to calculate the Payment Triggers which shall be 5% of BuyinL unless otherwise agreed by the Bank and NWPTL (and subject to Clause 8);

Buy-in Contract means an insurance policy purchased by NWPTL which provides for amounts in respect of certain specified defined benefit liabilities of the Main Section to be payable to NWPTL by an insurance company;

Direct Contribution Obligation means an agreement or deed entered into between the Bank and NWPTL in relation to the payment of an amount by the Bank to the Main Section which the parties agree is a Direct Contribution Obligation for the purposes of this Payment Triggers Agreement;

Dispute has the meaning set out in Clause 7.2;

Expense Reserve means the sum of the following elements:

(a)

3% of SSL up to GBP 50,000,000, 2% of SSL between GBP 50,000,000 and GBP 100,000,000, and 1% of SSL in excess of GBP 100,000,000, where SSL for this purpose  excludes any value for expenses calculated in accordance with the Expense Reserve; plus

(b)	GBP 1,000 in respect of each Non-Pensioner Member; plus
(c)	in respect of each Main Section Pensioner and each Main Section Ex-Spouse Pensioner:
(i)	GBP 900 where the Member is under age 60;
(ii)	GBP 800 where the Member is age 60 to 69;
(iii)	GBP 600 where the Member is age 70 to 79; and
(iv)	GBP 500 where the Member is age 80 or older,

or such other amount as agreed by the Bank and NWPTL from time to time;

Ex-Spouse Pensioner has the meaning set out in the Rules;

Final Test Date means 31 December 2035 or such other date as NWPTL and the Bank may agree;

FSAL means either:

(a)

if at the relevant Test Date or Final Test Date no future service contributions are payable under the Schedule of Contributions, the actuarial value of future service accrual in the Main Section at the relevant Test Date or Final Test Date calculated by the Scheme Actuary on the SSL Basis in the context of the membership of the Main Section; or

(b)	if at the relevant Test Date or Final Test Date, future service contributions are payable under the Schedule of Contributions, nil;

Group Fund means the NatWest Group Pension Fund;

Investment Principles has the meaning set out in Clause 9.1;

Main Section means the Main Section (as defined in the Rules) of the Group Fund;

Member has the meaning set out in the Rules;

NatWest Pension Reservoir Trust means the trust to be established by a trust deed between the Bank and NWPTL (as beneficiaries) and a trustee to be selected and appointed by the Bank and NWPTL as Reservoir Trustee, which trust deed shall be materially in the form which is attached at Appendix 1 or such other form as the parties agree, acting reasonably;

Non-Pensioner Member means a Member of the Main Section who is not a Pensioner or an Ex-Spouse Pensioner;

NWPTL Final Payment means an amount equal to the lower of:

(a)

the minimum amount which must be paid from the RTA to the Main Section such that the NWPTL Final Trigger would no longer be satisfied as at the Final Test Date had  that amount been held in the Main Section on that date; and

(b)	the RTA at the relevant Payment Date;

NWPTL Final Trigger has the meaning set out in Clause 6;

NWPTL Payment means an amount equal to the lower of:

(a)

the minimum amount which must be paid from the RTA to the Main Section such that the NWPTL Trigger would no longer be satisfied as at the relevant Test Date had that amount been held in the Main Section on that date; and

(b)	the RTA at the relevant Payment Date;

NWPTL Share means a beneficial interest in such amount of the Trust Property from time to time as may be determined by this Payment Triggers Agreement;

NWPTL Trigger has the meaning set out in Clause 3;

Payment Date means the date on which the amount of any payment is finally determined in accordance with Clause 5.6 or Clause 6.10, as appropriate;

Payment Triggers means each of the NWPTL Trigger, Bank Trigger, NWPTL Final Trigger and Bank Final Trigger;

Pensioner has the meaning set out in the Rules;

ResA means the value of the assets held by NWPTL under the Main Section as stated in the Annual Accounts as at the relevant Test Date less the value stated in that Annual Accounts of any Buy-in Contract but including contributions made in the circumstances described in Clause 11.2 which are paid to the Main Section between the relevant Test Date and the date NWPTL notifies the Bank of the outcome of the calculation for the purposes of the relevant Payment Trigger;

Reservoir Trustee means the trustee of the NatWest Pension Reservoir Trust from time to time;

ResL means the value of the accrued liabilities under the Main Section using (as appropriate and unless NWPTL, after consulting with the Bank, instructs otherwise) roll-forward estimates from the most recently competed actuarial valuation of the Group Fund under Part 3 of the Pensions Act 2004 calculated by the Scheme Actuary on the SSL Basis, excluding any liabilities valued in the calculation of BuyinL;

ResTPL means the value of the accrued liabilities under the Main Section using (as appropriate and unless NWPTL, after consulting with the Bank, instructs otherwise) roll-forward estimates from the most recently competed actuarial valuation of the Group Fund under Part 3 of the Pensions Act 2004 calculated by the Scheme Actuary on a technical provisions basis (as defined under the Statement of Funding Principles), excluding any liabilities valued in the calculation of BuyinL;

RPI means the index of retail prices published by the Office of National Statistics, or any other suitable cost of living index selected by NWPTL subject to the Bank's consent (not to be unreasonably withheld);

RTA means the value of the assets in the NatWest Pension Reservoir Trust as at the relevant Test Date, Final Test Date, or Payment Date (as appropriate) [less an amount equal to any Tax Liability that would arise (or a reasonable estimate of such Tax Liability at the relevant Test Date or Final Test Date) against the Reservoir Trustee or the Trust Property as a result of or in connection with the distribution of the assets in the NatWest Pension Reservoir Trust to any Beneficiary] [Note: tax provisions to be considered at Phase 2.];

Rules means the definitive trust deed and rules dated 13 April 2021 or such replacement trust deed and rules which govern the Main Section from time to time;

Schedule of Contributions means the schedule of contributions in place in respect of the Main Section in force from time to time in accordance with Part 3 of the Pensions Act 2004;

Scheme Actuary means the individual appointed by NWPTL from time to time as actuary for the Group Fund for the purposes of Section 47 of the Pensions Act 1995;

Section 75 Debt means [Note: wording to be added, where appropriate, to reflect clause 4 of the Framework Agreement.];

SSL means the value of the accrued liabilities of the Main Section calculated on the SSL Basis;

SSL Basis means the actuarial calculation basis for the Main Section’s technical provisions as defined under the Statement of Funding Principles but using a discount rate of the better (higher) of spot gilt and swap yields at each yearly tenor plus a 0% spread and using an RPI inflation assumption of the better (lower) of spot gilt RPI breakeven and swap RPI at each yearly tenor and incorporating a value for expenses calculated in accordance with the Expense Reserve or such other actuarial calculation basis as the Bank and NWPTL may agree from time to time to be the SSL Basis for the purposes of this Payment Triggers Agreement;

Statement of Funding Principles means the statement of funding principles in respect of the Main Section in force at the time of the relevant calculation under this Agreement in accordance with Part 3 of the Pensions Act 2004;

Test Date means the last day of each scheme year (which lasts from 1 January to 31 December) or such other date as is stated to be a Test Date under the terms of this Payment Triggers Agreement;

TP Liabilities means the value of the liabilities of the Main Section calculated on a technical provisions basis (as defined under the Statement of Funding Principles); and

Trust Property means the assets held from time to time by the Reservoir Trustee as trustee of the NatWest Pension Reservoir Trust, including the amount of any Distribution Linked Contributions paid to the Reservoir Trustee together with the GBP 100 nominal cash sum paid by the Bank to establish the NatWest Pension Reservoir Trust and such other amounts as the Bank and NWPTL may agree shall be paid to the Reservoir Trustee including the income and gains arising on the Trust Property less any deductions or payments permitted by the terms of the NatWest Pension Reservoir Trust.

1.2	In this Agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes:
(a)	that enactment as amended, extended or applied by or under any other enactment (before, on or after execution of this agreement);
(b)	any enactment which that enactment re-enacts (with or without modification); and
(c)

any subordinate legislation made (before, on or after execution of this agreement) under that enactment, including (where applicable) that enactment as amended, extended or applied as described in paragraph (a) above, or under any enactment which it re-enacts as described in paragraph (b) above.

2.	BENEFICIAL INTEREST IN THE NATWEST PENSION RESERVOIR TRUST
2.1	The Bank and NWPTL agree that unless and until a NWPTL Payment or NWPTL Final Payment arises, the Bank Share (subject to Clause 2.5) shall be 100% of the Trust Property.
2.2

If a NWPTL Payment or NWPTL Final Payment is calculated by NWPTL as having arisen under Clause 5 or Clause 6 and the amount of that payment is either agreed with the Bank under Clause 5 or Clause 6 or determined under Clause 7, the Bank and NWPTL agree that NWPTL has (subject to Clause 2.5) sole beneficial interest in such amount of the Trust Property as equals such NWPTL Payment or NWPTL Final Payment.  The Bank and/or NWPTL shall direct the Reservoir Trustee to transfer the beneficial interest in the Trust Property to NWPTL.

2.3

Once any payment is then made to NWPTL under the relevant provisions of this Agreement, the amount of the Trust Property attributable to the Bank Share and the NWPTL Share shall be adjusted to reflect the payment made.

2.4

If a Bank Payment or Bank Final Payment is calculated by NWPTL as having arisen under Clause 5 or Clause 6 and the amount of that payment is either agreed with the Bank under Clause 5 or Clause 6 or determined under Clause 7, then the amount of the Trust Property attributable to the Bank Share will be adjusted to reflect the payment made.

2.5

The Bank and NWPTL each covenant that they will not direct the Reservoir Trustee to make any adjustment to the attribution of the Trust Property (in respect of the Bank Share or NWPTL Share as appropriate) or to make a payment out of the Trust Property otherwise than in accordance with this Payment Triggers Agreement.

3.	NWPTL AND BANK TRIGGERS APPLYING BEFORE FINAL TEST DATE
3.1	A NWPTL Trigger applies at a Test Date if:

ResA + BuyinA < ResTPL + BuyinL + FSAL

3.2	A Bank Trigger applies at a Test Date if:
(i)	90% or more of the SSL (excluding any value for expenses calculated in accordance with the Expense Reserve) are covered by Buy-in Contracts; and
(ii)	ResA + BuyinA + RTA > ResL + BuyinL+ Buy-in Buffer + FSAL
4.	ANNUAL TEST DATE REVIEW BEFORE FINAL TEST DATE
4.1

The first Test Date shall be 31 December 2023 (being the last day of the scheme year 1 January 2023 to 31 December 2023). Starting from the first Test Date until 31 December 2034 (or such later date as NWPTL and the Bank may agree), each year NWPTL will determine whether either a NWPTL Trigger or a Bank Trigger applies as at the most recent Test Date.

4.2	NWPTL will complete their determination under Clause 4.1 within 60 Business Days of the signing of the Annual Accounts as at the relevant Test Date.
4.3

NWPTL will notify the Bank of the outcome of their determination under Clause 4.2 and will provide the Bank with sufficient information to enable the Bank to understand the approach taken and assess whether NWPTL’s determinations have been made in accordance with Clause 3.

4.4

If the Bank does not raise a Dispute in relation to any part of NWPTL’s determination under this Clause 4 within 30 Business Days of receipt, the Bank will be deemed to have accepted it. If the Bank does raise a Dispute to the determination within that period, then the dispute resolution process set out in Clause 7 will apply and the determination shall be concluded in accordance with that Clause.

5.	CALCULATION OF PAYMENTS TO NWPTL OR BANK BEFORE FINAL TEST DATE
5.1	It may be that the NWPTL Trigger is determined under Clause 4 (or Clause 7, as applicable) to have been met at two consecutive Test Dates. If so, NWPTL will calculate the NWPTL Payment by reference to the most recent Test Date within 60 Business Days of the signing of the Annual Accounts applicable to that Test Date (or if later, the date on which the NWPTL Trigger calculation is determined).

5.2

It may be that the Bank Trigger is determined under Clause 4 (or Clause 7, as applicable) to have been met at two consecutive Test Dates. If so, NWPTL will calculate the Bank Payment by reference to the most recent Test Date within 60 Business Days of the signing of the Annual Accounts applicable to that Test Date (or, if later, the date on which the Bank Trigger calculation is determined).

5.3

It may be that both the NWPTL Trigger and the Bank Trigger are determined under Clause 4 (or Clause 7, as applicable) to have been met at the relevant Test Date. If so, NWPTL will carry out the following steps (in this order):

(a)	calculate the NWPTL Payment by reference to the relevant Test Date; and
(b)

consider if the Bank Trigger would apply on the relevant Test Date after accounting for the applicable NWPTL Payment. If so, NWPTL will calculate the Bank Payment by reference to the relevant Test Date, but accounting for the NWPTL Payment as if it had already been made.

These calculations shall be carried out within 60 Business Days of the signing of the Annual Accounts applicable to the Test Date (or, if later, the date on which both the NWPTL Trigger and the Bank Trigger calculations are determined).

5.4

NWPTL will notify the Bank of the outcome of their calculations and will provide the Bank with sufficient information to enable the Bank to understand the approach taken at the same time as NWPTL notifies the Bank of their determination under Clause 4.3 above.

5.5

If the Bank does not raise a Dispute in relation to any part of NWPTL’s determination under this Clause 5 within 30 Business Days of receipt, the Bank will be deemed to have accepted it. If the Bank does raise a Dispute to the determination within that period, then the dispute resolution process set out in Clause 7 will apply and the determination shall be concluded in accordance with that Clause.

5.6	The amount of any NWPTL Payment or Bank Payment under this Clause 5 will be finally determined on the earlier of:
(a)	the date the Bank notifies NWPTL that it agrees the calculation;
(b)	where paragraph (a) above does not apply, but the Bank does not raise a Dispute relating to NWPTL’s calculation within 30 Business Days of receipt, at close of business on that 30th Business Day; or
(c)	the date on which the calculation is determined in accordance with the dispute resolution process set out in Clause 7.
5.7

If either or both a NWPTL Payment or Bank Payment has been finally determined, NWPTL and the Bank hereby agree to notify the Reservoir Trustee of the NWPTL Payment and/or Bank Payment in the form attached at Appendix 2 (or such other form as the Bank and NWPTL agree). For the avoidance of doubt, the notification to the Reservoir Trustee in the form attached at Appendix 2 may be signed and sent to the Reservoir Trustee by either or both of NWPTL and the Bank.

5.8

For the avoidance of doubt, a notification will not be issued to the Reservoir Trustee by the Beneficiaries and the Reservoir Trustee will not make any payment to NWPTL or the Bank while a Dispute regarding any of NWPTL’s determinations is ongoing.

6.	CALCULATION OF FINAL PAYMENTS TO NWPTL OR BANK
6.1	After the Final Test Date, NWPTL will determine whether either a NWPTL Final Trigger or a Bank Final Trigger applies as at the Final Test Date.
6.2	NWPTL will complete their determination under Clause 6.1 within 60 Business Days of the signing of the Annual Accounts as at the Final Test Date.
6.3	A NWPTL Final Trigger applies at the Final Test Date if:

ResA + BuyinA < ResL + BuyinL + FSAL

6.4	A Bank Final Trigger applies at the Final Test Date if:

ResA + BuyinA + RTA > ResL + BuyinL+ Buy-in Buffer + FSAL

6.5

It may be that the NWPTL Final Trigger is determined under Clause 6.3 (or Clause 7, as applicable) to have been met at the Final Test Date. If so, subject to Clause 6.7, NWPTL will calculate the NWPTL Final Payment by reference to the Final Test Date within 60 Business Days of the signing of the Annual Accounts applicable to the Final Test Date (or, if later, the date on which the NWPTL Trigger calculation is determined).

6.6

It may be that the Bank Final Trigger is determined under Clause 6.4 (or Clause 7, as applicable) to have been met at the Final Test Date. If so, subject to Clause 6.7, NWPTL will calculate the Bank Final Payment by reference to the Final Test Date within 60 Business Days of the signing of the Annual Accounts applicable to the Final Test Date (or, if later, the date on which the Bank Final Trigger calculation is determined).

6.7

It may be that both the NWPTL Final Trigger and the Bank Final Trigger are determined under Clause 6.3 and Clause 6.4 (or Clause 7, as applicable) to have been met at the Final Test Date. If so, NWPTL will carry out the following steps (in this order):

(a)	calculate the NWPTL Final Payment by reference to the Final Test Date; and
(b)

consider if the Bank Final Trigger would apply on the Final Test Date after accounting for the applicable NWPTL Final Payment. If so, NWPTL will calculate the Bank Final Payment by reference to the Final Test Date, but accounting for the NWPTL Final Payment as if it had already been made.

These calculations shall be carried out within 60 Business Days of the signing of the Annual Accounts applicable to the Final Test Date (or, if later, the date on which both the NWPTL Final Trigger and the Bank Final Trigger calculations are determined).

6.8

NWPTL will notify the Bank of the outcome of their calculations and will provide the Bank with sufficient information to enable the Bank to understand the approach taken in respect of each of the calculations under this Clause 6.

6.9

If the Bank does not raise a Dispute in relation to any part of NWPTL’s determination under this Clause 6 within 30 Business Days of receipt, the Bank will be deemed to have accepted it. If the Bank does raise a Dispute to the determination within that period, then the dispute resolution process set out in Clause 7 will apply and the determination shall be concluded in accordance with that Clause.

6.10	The amount of any NWPTL Payment or Bank Payment under this Clause 6 will be finally determined on the earlier of:
(a)	the date the Bank notifies NWPTL that it agrees the calculation;
(b)	where paragraph (a)above does not apply, but the Bank does not raise a Dispute in relation to NWPTL’s calculation within 30 Business Days of receipt, at close of business on that 30th Business Day; or
(c)	the date on which the calculation is determined in accordance with the dispute resolution process set out in Clause 7.
6.11

If either or both a NWPTL Final Payment or a Bank Final Payment has been finally determined, NWPTL and the Bank hereby agree to notify the Reservoir Trustee of the NWPTL Final Payment and/or Bank Final Payment in the form attached at Appendix 2 (or such other form as the Bank and NWPTL agree). For the avoidance of doubt, the notification to the Reservoir Trustee in the form attached at Appendix 2 may be signed and sent to the Reservoir Trustee by either or both of NWPTL and the Bank.

6.12

It may be that neither a NWPTL Final Trigger nor a Bank Final Trigger applies at the Final Test Date or there is remaining Trust Property after the payment of a NWPTL Final Payment or a Bank Final Payment. If so, the following will apply:

(a)

NWPTL and the Bank will seek in good faith to agree whether any further payments will be made from the NatWest Pension Reservoir Trust to NWPTL and/or the Bank (or make any other arrangements) and will notify the Reservoir Trustee accordingly.

(b)

In the event that NWPTL and the Bank have not reached agreement by the date which is 18 months after the Final Test Date (unless they agree that a different date shall apply), either Party may refer to a King’s Counsel agreed between them (or, in the event of their failure to agree, nominated by the Chairman of the General Council of the Bar in England and Wales) (the Agreed Person) the question as to whether some or all of the remaining Trust Property should be paid to NWPTL and the Agreed Person’s decision on that question will be final.

(c)

The Agreed Person will be instructed that, in making their decision, the Agreed Person must consider whether it is appropriate for NWPTL to receive payment of some or all of the remaining Trust Property, having regard (to the extent the Agreed Person considers appropriate) to the economic and other relevant circumstances at the time of their decision, including, without limitation, the funding position of the Main Section, the rights of beneficiaries under the Main Section, legal and regulatory requirements applicable to defined benefit occupational pension schemes, prevailing actuarial practice in the United Kingdom as to the funding of such schemes, the extent to which the Main Section is reliant on the support of the Bank and its ability to provide that support and the appropriateness of any arrangements which NWPTL has adopted or proposed to adopt relating to protection from residual or unknown risks which may arise in relation to the Main Section (as well as such other matters which the Agreed Person determines to be relevant).

(d)

Each Party shall be entitled to make such submissions and provide such evidence to the Agreed Person as it considers appropriate, and to comment on and respond to the other Party’s submissions and evidence. The Parties will co-operate with each other and with the

Agreed Person with a view to enabling the dispute to be resolved as soon as reasonably practicable, and, where practicable and acceptable to the Agreed Person, within no more than four months of the Agreed Person being appointed.

(e)	The Parties will:
(i)	respond promptly to requests for information or questions from the Agreed Person and will make themselves reasonably available for any calls or meetings requested by the Agreed Person; and
(ii)	instruct any other professional adviser the Agreed Person reasonably determines is required to support the decision.
(f)

The costs of the Agreed Person (including the costs of instructing any other professional adviser the Agreed Person reasonably determines is required to support the decision) shall be met from the Trust Property and shall be deducted from the Trust Property before any payments are made in accordance with Clause 6.12(g) below.

(g)

Following the decision of the Agreed Person, NWPTL and/ or the Bank will notify the Reservoir Trustee to allocate to the NWPTL Share the amount (if any) determined by the Agreed Person and direct the Reservoir Trustee to make a payment equal to that amount (if any) from the NatWest Pension Reservoir Trust to NWPTL and to pay the balance of the Trust Property (if any) to the Bank.

6.13

Subject to Clause 12.2, until NWPTL and the Bank reach an agreement in accordance with Clause 6.12 (or the Agreed Person has made their decision for the purposes of that Clause, if later), the parties agree that the NatWest Pension Reservoir Trust will not terminate.

6.14

For the avoidance of doubt, a notification will not be issued to the Reservoir Trustee by the Beneficiaries and the Reservoir Trustee will not make any payment to NWPTL or the Bank while a Dispute regarding any of NWPTL’s (or, if Clause 7.1 applies, the Bank’s) determinations is ongoing.

7.	BANK STEP IN AND DISPUTE RESOLUTION
7.1

It may be that NWPTL does not complete their determinations and/or calculations within 60 Business Days in accordance with Clauses 4, 5, or 6 and such determinations and/or calculations remain outstanding after 30 Business Days. If so, the Bank may instead complete the determinations and/or calculations in accordance with Clauses 4, 5, or 6 and obligations as to notifications and acceptance of outcomes shall apply as if the Bank were NWPTL and vice versa.

7.2

Where a determination or calculation is carried out by one party under this Agreement but the other party believes that the calculation contains an error, is not consistent with the terms of this Agreement or is not reasonable, that other party may raise a dispute in relation to that calculation (a Dispute).  For the avoidance of doubt, a Dispute cannot be raised in relation to any aspect of a determination or calculation which relates to an actuarial or other assumption or method which is consistent with this Agreement and which is one of a number of reasonable assumptions or methods which could be used in the relevant circumstances, but where the other party wishes to use an alternative assumption or method. [Note: Wording to be added, where appropriate, to reflect clauses 3 and 4 of the Framework Agreement.]

7.3

If either party raises a Dispute relating to the other’s determinations or calculations as required by this Payment Triggers Agreement, the Bank and NWPTL will work together in good faith to resolve the Dispute.

7.4

If, however, agreement in respect of the Dispute has not been reached within 60 Business Days of notification of that Dispute by the disputing party to the other party, the Bank will refer the matter to an independent actuary agreed between the Bank and NWPTL (or, in the event of their failure to agree, nominated by the President for the time being of the Institute and Faculty of Actuaries) whose decision as to such determination or calculation shall be final.  The parties shall co-operate with the independent actuary with a view to reaching a determination as soon as reasonably practicable (including instructing any other professional adviser the independent actuary determines is required to support the determination).

8.	BUY-IN BUFFER

The Bank and NWPTL shall work together to agree an appropriate level of Buy-in Buffer in conjunction with the actuarial valuation as at 31 December 2026 for the Main Section and alongside each successive triennial valuation, taking account of any changes to the Main Section’s residual risks at that time. For the avoidance of doubt, this shall not restrict NWPTL’s ability to determine any other buffer within the Main Section.

9.	INVESTMENT OF TRUST PROPERTY
9.1

Prior to payment of the first Distribution Linked Contribution by the Bank into the NatWest Pension Reservoir Trust, the Bank and NWPTL will use all reasonable endeavours to agree and document a set of investment principles to govern the investment of the assets of the NatWest Pension Reservoir Trust (the Investment Principles). Those Investment Principles shall set out agreement on the types of assets the Trust Property is to be invested in, the approximate split between those types of assets and details of any institution or counterparty which, for regulatory purposes, the Bank is not able to permit the Trust Property to be invested in.

9.2

NWPTL and the Bank agree to jointly direct the Reservoir Trustee, in accordance with the terms of the Reservoir Trust, as to the asset classes in which the Trust Property can be invested on a basis which is consistent with the Investment Principles.

9.3

It is acknowledged that under the terms of the Reservoir Trust, NWPTL has the power to direct the Reservoir Trustee as to the investment of the Trust Property within the asset classes set out or otherwise provided for under the Reservoir Trust. NWPTL shall not give any such direction to the Reservoir Trustee in relation to the Trust Property where that direction would be inconsistent with the Investment Principles prevailing at the relevant time.

9.4

The Bank and NWPTL will keep the Investment Principles under regular review and can amend the Investment Principles by agreement at any time. In the event that the Bank and NWPTL agree any change to the Investment Principles, NWPTL shall as soon as reasonably practicable thereafter give such direction to the Reservoir Trustee as it considers appropriate (if any) in order to ensure that the investment of the Trust Property is in line with the amended Investment Principles.

9.5

Pending agreement of the Investment Principles, or where any Trust Property is not covered by the Investment Principles, the Trust Property shall be held in a bank account set up by the Reservoir Trustee.

10.	SET OFF AGAINST A DIRECT CONTRIBUTION OBLIGATION
10.1

It may be that a NWPTL Payment or NWPTL Final Payment has been accepted (or otherwise determined in accordance with the dispute resolution process set out in Clause 7) but NWPTL and the Bank have agreed a Direct Contribution Obligation before the payment notification to the Reservoir Trustee in accordance with Clause 5.7 or Clause 6.11 has been made. If so, the NWPTL

Payment or NWPTL Final Payment notified to the Reservoir Trustee will be the amount accepted or otherwise determined less the amount of the Direct Contribution Obligation.

10.2

Where Clause 10.1 applies, the Bank and/or NWPTL hereby agree to notify the Reservoir Trustee in the form attached at Appendix 2 (or such other form as the Bank and NWPTL agree) to make a payment to the Bank from the Trust Property of an amount equal to the Direct Contribution Obligation. For the avoidance of doubt, the notification to the Reservoir Trustee in the form attached at Appendix 2 may be signed and sent to the Reservoir Trustee by either or both of NWPTL and the Bank.

11.	NO DOUBLE COUNTING IN RESPECT OF DEFICIT AND OTHER CONTRIBUTIONS UNDER A SCHEDULE OF CONTRIBUTIONS
11.1

NWPTL and the Bank agree that the intention is that any deficit under the Main Section in respect of its TP Liabilities will be made good in due course by any NWPTL Payments or NWPTL Final Payments under this Payment Triggers Agreement.

11.2

However, notwithstanding the intention under Clause 11.1, if the Bank makes a contribution to the Main Section in accordance with a Schedule of Contributions the Bank and NWPTL agree that the Bank and/or NWPTL may direct the Reservoir Trustee in the form attached at Appendix 2 (or such other form as the Bank and NWPTL agree) to make a payment to the Bank of an amount equal to any such Bank contribution then made to the Main Section. The amount of the Trust Property attributable to the Bank Share will be adjusted accordingly.

11.3

However, unless otherwise agreed between the Bank and NWPTL, Clause 11.2 shall not include any payment to the Main Section in respect of expenses, future service, APeCs and augmentations (in accordance with a Schedule of Contributions) and any mitigation payment in relation to any covenant or other event relating to the Bank or any payment under the terms of any investment or service contract between the Bank and NWPTL.

11.4

Where under this Agreement a sum is to be paid to NWPTL calculated by reference to a Section 75 Debt NWPTL confirms that it will accept that payment in full or partial settlement (as applicable) of any actual debt due from the Bank to NWPTL in relation to the Main Section under Section 75 of the Pensions Act 1995.

12.	TERMINATION
12.1	This Payment Triggers Agreement will terminate on the termination and final winding up of the NatWest Pension Reservoir Trust or on such other date as may be agreed by NWPTL and the Bank.
12.2

It may that the Main Section is terminated and commences to wind up in accordance with the Rules or under any applicable statutory provision (including, without limitation, where the Pensions Regulator makes an order to wind up the Main Section under Section 11 of the Pensions Act 1995). If so, subject to Clauses 12.3 and 12.4, but notwithstanding any other provision of this Payment Triggers Agreement, NWPTL and the Bank hereby agree that the NWPTL Share will be adjusted as at the date of termination to equal the amount of any Section 75 Debt as at that date (or as at such later date as such Section 75 Debt actually arises).  Once any such Section 75 Debt is calculated, the Bank and/or NWPTL may direct the Reservoir Trustee to pay all remaining Trust Property to the Bank or NWPTL in respect of the Bank Share and NWPTL Share as appropriate. The Bank and NWPTL agree to notify the Reservoir Trustee accordingly in the form attached at Appendix 2 (or such other form as the Bank and NWPTL agree).

12.3	Clause 12.2 shall not apply where the termination and winding up commences by reason of a “relevant event” occurring in relation to the Bank.

12.4	This Clause applies where:
(a)	the termination and winding up of the Main Section commences other than by reason of a “relevant event” occurring in relation to the Bank; and
(b)	a “relevant event” occurs in relation to the Bank prior to any Section 75 Debt becoming due from the Bank by reason of the events referred to at (a).

If this applies, then Clause 12.2 shall cease to have effect and the Parties shall take steps to undo the adjustment of the NWPTL Share described in Clause 12.2.

12.5	“Relevant event” has the meaning applicable for the purposes of Section 75 of the Pensions Act 1995.

[Note: Once language has been agreed to give effect to Clause 4 of the Framework Agreement, it may be necessary to revisit Clauses 12.2 to 12.5 to clarify their interaction.]

13.	BANK INSOLVENCY

[Note: wording to be added, where appropriate, to reflect clause 4 of the Framework Agreement.]

14.	TAX INDEMNITY

[Note: wording to be added, where appropriate, to reflect clause 3 of the Framework Agreement.]

15.	TAX GROSS-UP

[Note: wording to be added, where appropriate, to reflect clause 3 of the Framework Agreement.]

16.	ASSIGNMENT

Neither party may, without the prior written consent of the other party, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of this Payment Triggers Agreement.

17.	ENTIRE AGREEMENT

This Payment Triggers Agreement and the NatWest Pension Reservoir Trust [Note: consider other documents to refer to] contain the entire agreement between the parties relating to the transactions contemplated by this Agreement and supersede all previous agreements between the parties relating to these. Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this Agreement.

18.	FURTHER ASSURANCES

The parties agree that they will co-operate fully to do all such further acts and things and execute any further documents as may be necessary or desirable to give full effect to the arrangements contemplated by this Payment Triggers Agreement.

19.	SEVERABILITY

Where any provision in or obligation under this Payment Triggers Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations under this Agreement, or of such provision or obligation in any other jurisdiction, shall not be affected or impaired thereby.

20.	COUNTERPARTS

This Payment Triggers Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and any party (including any duly authorised representative of a party) may enter into this Agreement by executing a counterpart.

21.	THIRD PARTY RIGHTS

A person who is not a party to this Payment Triggers Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999, but this shall not affect any right or remedy of a third party which exists or is available apart from that Act.

22.	NOTICES
22.1

Any notice or other communication to be given under this Payment Triggers Agreement must be in writing (which includes electronic mail (subject to Clause 22.2 below)) and may be delivered or sent by post or electronic mail to the party to be served at its address appearing in this Agreement as follows, or in case of notice by electronic mail, in accordance with Clause 22.2 below:

(a)	to the Reservoir Trustee at:	(b) to the Bank at:	(c) to NWPTL at:

[●]		RBS Gogarburn, Edinburgh EH12 1HQ	RBS Gogarburn, Edinburgh EH12 1HQ

		Attention: Mark Chadwick, Head of Benefits, Pensions and Wellbeing, NatWest Group	Attention: Wendy Tavendale, Scheme Secretary, NatWest Group Pension Fund

or at such other address as a party may have notified to the other parties in accordance with this Clause 22.  Any notice or other document sent by post shall be sent by prepaid first class recorded delivery post.

22.2	Notices under this Agreement may be sent by one party to the other party by use of electronic mail (e-mail). E-mail notices shall be sent:

(a)	to the Reservoir Trustee at:	(b)	to the Bank at:	(c)	to NWPTL at:

[●]		E-mail: [***]		E-mail: [***]

or at such other e-mail address as a party may have notified to the other parties in accordance with this Clause 22.

22.3	Any notice or other formal communication shall be deemed to have been given:
(a)	if delivered, at the time of delivery; or
(b)	if posted, at 10.00 a.m. on the second Business Day after it was put into the post; or

(c)	if sent by e-mail, upon the generation of a receipt notice by the recipient's server or, if such notice is not so generated, upon delivery to the recipient's server.
22.4

In proving service of a notice or other formal communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted either by prepaid first class recorded delivery post or by prepaid airmail, or (as the case may be) that the e-mail was properly addressed and transmitted by the sender's server into the network and there was no apparent error in the operation of the sender's e-mail system.

22.5

This Clause 22 shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this Agreement.

23.	GOVERNING LAW AND SUBMISSION TO JURISDICTION
23.1	This Payment Triggers Agreement and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, the laws of England and Wales.
23.2

Except where (i) either party has made a reference to a King’s Counsel for the purposes of Clause 6.12 or (ii) Clause 7 applies to a Dispute, each party agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute (including, without limitation, claims for set-off and counterclaim) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by or pursuant to this Payment Triggers Agreement, and for such purposes irrevocably submits to the jurisdiction of the courts of England and Wales.

23.3	Each of the parties:
(a)

waives any objection to the choice of or submission to the courts of England and Wales on the grounds of forum non conveniens or otherwise as regards proceedings in connection with this Payment Triggers Agreement; and

(b)

agrees that a judgment, declaration or order (whether interim or final) of a court of England or Wales is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

24.	VARIATION

Any variation of this Agreement shall not be binding on the parties unless set out in writing, expressed to vary this Payment Triggers Agreement, and signed by authorised representatives of each of the Bank and NWPTL. If any party or parties notify the other parties or party that any proposed amendment is required by reason of legal or regulatory requirements applicable to it, the other party or parties will not unreasonably withhold or delay consent to such amendment. The parties will give notice of any such variation to the Reservoir Trustee.

IN WITNESS of which this Payment Triggers Agreement has been executed as a deed and has been delivered on the date stated at the beginning of this Agreement.

SIGNATORIES

EXECUTED as a deed for and on behalf of NATIONAL WESTMINSTER BANK PLC	) ) )
by _________________________ acting under a power of attorney in their favour dated ______________________	) )	…………………………………………………… Attorney for National Westminster Bank plc
in the presence of:	)

Witness's Signature: ……………………
Name of witness: ……………………
Address: ……………………
Occupation: ……………………

EXECUTED as a deed by NATWEST PENSION TRUSTEE LIMITED acting by two directors or a director and its secretary	) ) ) ) )	…………………… Director
)
	) )	…………………… Director/Secretary

APPENDIX 1

NATWEST PENSION RESERVOIR TRUST

APPENDIX 2

AGREED FORM OF INSTRUCTION TO RESERVOIR TRUSTEE

To: [●] as trustee of the NatWest Pension Reservoir Trust (Reservoir Trustee)

[DATE]

Dear Sirs

Payment instruction in relation to the NatWest Pension Reservoir Trust (the Reservoir Trust)

We refer to the Reservoir Trust, which is governed by a trust deed dated [DATE] (the Trust Deed) and the Payment Triggers Agreement between National Westminster Bank Plc and NatWest Pension Trustee Limited dated [DATE] (the Payment Triggers Agreement). Capitalised terms defined in the Trust Deed and Payment Triggers Agreement have, unless they are expressly defined in this letter, the same meaning in this letter.

Under the Trust Deed, the Beneficiaries of the Reservoir Trust may, in accordance with the Payment Triggers Agreement, direct the Reservoir Trustee to [adjust the amount of the NWPTL Share of the Reservoir Trust and] make a payment out of the Trust Property (in respect of the Bank Share or NWPTL Share as appropriate) to the Bank or NWPTL.

Furthermore, under the Payment Triggers Agreement, if such a payment is made, the Bank and NWPTL agree that their sole beneficial interests in the Trust Property (being the values of the Bank Share and the NWPTL Share) shall be adjusted accordingly.

In accordance with the Trust Deed and the Payment Triggers Agreement, we hereby instruct you that [a NWPTL Payment/Bank Payment/NWPTL Final Payment/Bank Final Payment/any other payment agreed in accordance with the Payment Triggers Agreement] [delete as appropriate] has arisen in the sum of [GBP xxx].

[We instruct you to allocate the above amount to the NWPTL Share and to adjust the value of the Bank Share accordingly in respect of the Bank and NWPTL sole beneficial interests in the Trust Property.

We [also] instruct you to pay out of the Reservoir Trust the sum of GBP [●] to [NWPTL's account: account number: [●], sort code: [●], reference [●] / [the Bank's account: account no: [●], sort code: [●], reference [●] and further reflect this payment in the values of the Bank Share and NWPTL Share.

We confirm that that the amount of [the adjustment to the NWPTL Share and the amount of] the payment directed by this notice has been agreed (or deemed agreed) by the Beneficiaries or been finally determined under the dispute resolution mechanism set out in the Payment Triggers Agreement.

Yours faithfully

...............................

Duly authorised signatory on behalf of NatWest Pension Trustee Limited [EITHER/OR]

...............................

Duly authorised signatory on behalf of National Westminster Bank Plc

APPENDIX ONE: BUY-IN ARRANGEMENTS

[***]

APPENDIX TWO: PRINCIPLES OF INVESTMENT RISK

[***]

APPENDIX THREE: PRINCIPLES FOR 2023 FACTOR REVIEW

[***]